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                                                                Exhibit 3.7
                                    EXHIBIT A

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           SERVICE AMERICA CORPORATION


         FIRST: The name of the corporation (the "Corporation") is SERVICE AMERICA CORPORATION.

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805-1297. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

         FOURTH: A. The total number of shares of capital stock which the Corporation shall have the authority to issue shall be 1,200,000 shares of common stock, $.01 par value per share (the "Common Stock"), 40,000 shares of 10% Class A Preferred Stock - Series A, par value $1.00 per share and
260,000 shares of 10% Class A Senior Preferred Stock - Series B, par value $1.00 per share (collectively, the "Preferred Stock"). The Board of Directors of the Corporation shall have the authority, subject to the limitations prescribed by law, to issue in one or more series any number of shares of Preferred Stock, and by filing a certificate of designation pursuant to Section 151 of the GCL, to establish the number of shares to be included in each series of Preferred Stock, and to fix the powers, designations, relative rights, qualifications, preferences and limitations of all shares of any such series of Preferred Stock.

                B. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held in all matters as to which holders of the Common Stock shall be entitled to vote. In any election of directors, no holder of Common Stock shall be entitled to cumulate his or her votes by giving the candidate more than one vote per share.

         FIFTH: The business and affairs of the Corporation shall be managed by the Board of Directors. The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the Bylaws of the Corporation and the directors need not be elected by written ballot unless the Bylaws of the Corporation shall so provide. Meetings of the Stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


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         SIXTH: The Corporation shall indemnify and advance expenses to, to the fullest extent permitted by Section 145 of the GCL, as amended from time to time, each person made or threatened to be made a party of an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was a director or officer of the corporation or serves or served any other enterprise as a director or officer at the request of the Corporation, and the heirs, executors and administrators of each such person. Any expenses (including attorneys' fees) incurred by each such person, and the heirs, executors and administrators of such person, in connection with defending any such proceeding in advance of its final disposition shall be paid by the Corporation; provided, however, that if the GCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such indemnitee to repay all amounts so advanced, if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

         SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any such reorganization of this Corporation as a consequence of such compromise or arrangement, the same compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application had been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

         EIGHTH: The Board of Directors of the Corporation shall have the power to adopt, amend and repeal the bylaws of the Corporation.